EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Partners of Prologis, L.P. and the Board of Directors of Prologis, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-216491 on Form S-3; Registration Statement No. 333-235800 on Form S-4; and Registration Statement No. 333-100214 on Form S-8 of Prologis, L.P. of our report dated February 10, 2020, with respect to the consolidated balance sheets of Prologis, L.P. and subsidiaries at December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of Prologis, Inc. and Prologis, L.P.

/s/ KPMG LLP

Denver, Colorado

February 10, 2020